Exhibit 99.1
Resource Extraction Payment Report
Project-level disclosure
The table below sets forth our payments made to governments for the fiscal year ended December 31, 2024, by project and type of payment.

(in U.S dollars and in thousands)						For the year ended December 31, 2024
Project Name	Business Segment	Country/Major Subnational Jurisdiction	Government	Resource	Extraction Method	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
Mountain Pass	Materials	U.S.	Federal Government	Bastnaesite	Open Pit	$—	$—	$110	$—	$—	$—	$—	$—	$110

Government-level disclosure
The table below sets forth our payments made to governments for the fiscal year ended December 31, 2024, by government and type of payment.

(in U.S dollars and in thousands)		For the year ended December 31, 2024
Country/Major Subnational Jurisdiction	Government	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
U.S.	Federal Government	$—	$—	$110	$—	$—	$—	$—	$—	$110